Exhibit 99.1

Courier Board of Directors Determines Proposal from R.R. Donnelley & Sons Company

Reasonably Likely to Result in a “Superior Proposal”

Courier to Begin Discussions with RR Donnelley

NORTH CHELMSFORD, Mass. — January 28, 2015 — Courier Corporation (Nasdaq: CRRC), one of America’s leading innovators in book manufacturing, publishing and content management, announced today that its Board of Directors has reasonably determined in good faith, after consultation with its independent legal and financial advisors, that the non-binding, unsolicited proposal from R.R. Donnelley & Sons Company (Nasdaq: RRD) to acquire the Company for $23.00 per share in cash or RR Donnelley common stock is reasonably likely to result in a “Superior Proposal” as defined in Courier’s merger agreement with Quad/Graphics, Inc. (NYSE: QUAD) (“Quad/Graphics”).  As previously announced, the RR Donnelly proposal is subject to proration in the event that Courier shareholders elect to receive more than approximately 49% cash or more than approximately 51% stock, and is subject to, among other things, various closing conditions, Courier shareholder approval and regulatory approvals.

Under the Quad/Graphics agreement, the Courier Board’s determination allows Courier to provide information to and conduct discussions and negotiations with RR Donnelley, but does not allow Courier to terminate its agreement with Quad/Graphics or enter into any other agreement with RR Donnelley. Courier’s Board has not determined that RR Donnelley’s proposal in fact constitutes a Superior Proposal under the existing merger agreement with Quad/Graphics and has not changed its recommendation in support of the merger with Quad/Graphics.

There can be no assurance that the discussions with RR Donnelley will result in the Courier Board’s determination that the RR Donnelley proposal is a Superior Proposal or the consummation of a transaction that is superior to the pending transaction with Quad/Graphics or that the terms of any new transaction will be the same as those reflected in RR Donnelley’s proposal.

As announced on January 16, 2015, Courier entered into a definitive merger agreement with Quad/Graphics, a leading global printer, under which Quad/Graphics will acquire Courier in a cash and stock transaction.  Under the terms of the merger agreement, Courier shareholders will receive a total purchase price of $20.50 per share, consisting of cash and shares of Quad/Graphics Class A common stock. Each Courier shareholder will have the right to elect to receive cash or Quad/Graphics Class A common stock, subject to proration in the event that shareholders elect to receive more than 54% cash or more than 46% stock.

Courier will have no further comment on RR Donnelley’s proposal until the Board has completed discussions and/or negotiations with RR Donnelley.

Blackstone Advisory Partners L.P. is serving as exclusive financial advisor to Courier Corporation, and Goodwin Procter LLP is serving as legal counsel.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Quad/Graphics and Courier operate and beliefs of and assumptions made by Quad/Graphics management and Courier management, involve uncertainties that could significantly affect the financial results of Quad/Graphics or Courier or the combined company. Words such as “aim,” “expect,” “anticipate,” “intend,” “plan,” “goal,” “believe,” “hope,” “seek,” “target,” “continue,” “estimate,” “will,” “may,” “would,” “could,” “should,” or variations of such words and similar expressions or the negative thereof are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements regarding the financial condition, results of operations and business of Quad/Graphics and Courier and the combined businesses of Quad/Graphics and Courier and certain plans and objectives of Quad/Graphics and Courier with respect thereto, including the expected benefits of the proposed transactions. In addition, the unsolicited non-binding proposal from RR Donnelley may not result in a definitive agreement for an alternative business combination transaction.  All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to expected synergies, improved liquidity and balance sheet strength — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) national, regional and local economic climates, (ii) changes in financial markets and interest rates, (iii) increased or unanticipated competition, (iv) risks associated with acquisitions, (v) availability of financing and capital, (vi) risks associated with achieving expected revenue synergies or cost savings, (vii) risks associated with the ability to consummate the transaction and the timing of the closing of the transaction, (viii) risks associated with the integration of Quad/Graphics’ and Courier’s respective businesses, and (ix) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) by Quad/Graphics and Courier from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Form 10-K and 10-Q. Neither Quad/Graphics nor Courier undertakes any duty to update any forward-looking statements appearing in this document.

Additional Information about the Proposed Transaction and Where to Find It:

In connection with the proposed transaction, Quad/Graphics expects to file with the SEC a registration statement on Form S-4 that will include a proxy statement of Courier that also constitutes a prospectus of Quad/Graphics. Courier will mail the proxy statement/prospectus to its shareholders. Quad/Graphics and Courier also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Quad/Graphics and Courier with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Quad/Graphics with the SEC will be available free of charge on Quad/Graphics’ website at www.QG.com or by contacting Quad/Graphics Investor Relations at IR@qg.com. Copies of the documents filed by Courier with the SEC will be available free of charge on Courier’s website at www.courier.com or by contacting Courier Investor Relations at investorrelations@courier.com.

This communication is not a solicitation of a proxy from any investor or shareholder. However, Courier and certain of its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Courier’s executive officers and directors in Courier’s annual report on Form 10-K filed on December 1, 2014 as amended, and its definitive proxy statement filed with the SEC on December 10, 2013. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from Courier using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

About Courier Corporation

Courier Corporation is America’s second largest book manufacturer and a leader in content management and customization in new and traditional media. It also publishes books under two brands offering award-winning content and thousands of titles. Founded in 1824, Courier is headquartered in North Chelmsford, Massachusetts. For more information, visit www.courier.com.

Contacts:

Courier Investor Relations Contact:

Peter Folger, 978-251-6000

Senior Vice President and Chief Financial Officer

investorrelations@courier.com

or

Courier Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Averell Withers, 212-355-4449

or

Nick Leasure, 212-355-4449